Exhibit 99.1

MARIADB CORPORATION AB

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

MariaDB Corporation Ab

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MariaDB Corporation Ab and its subsidiaries (collectively, the “Company”) as of September 30, 2022, and 2021, and the related consolidated statements of operations and comprehensive loss, convertible preferred shares and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2022, and 2021, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2021

Houston, Texas

December 22, 2022

MariaDB Corporation Ab

Consolidated Balance Sheets

(in thousands, except par value and share amounts)

	September 30, 2022	September 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$4,756	$6,907
Short-term investments	25,999	—
Accounts receivable, net	12,154	11,692
Prepaids and other current assets	15,806	4,676

Total current assets	58,715	23,275

Property and equipment, net	708	926
Goodwill	7,535	4,649
Intangible assets, net	1,120	706
Operating lease right-of-use assets	890	1,645
Other noncurrent assets	1,006	472

Total assets	$69,974	$31,673

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,267	$1,938
Accrued expenses	8,902	6,774
Operating lease liabilities	496	658
Long-term debt, current	122	11,723
Deferred revenue	26,236	25,091

Total current liabilities	39,023	46,184
Long-term debt, net of current	14,622	17,513
Operating lease liabilities, net of current	433	1,035
Deferred revenue, net of current	5,321	8,118
Warrant liabilities	1,749	5,303

Total liabilities	61,148	78,153

Commitments and contingencies (Note 12)
Convertible preferred shares, par value of $0 per share; 183,565,242 and 125,343,885 shares issued and outstanding as of September 30, 2022 and 2021	206,969	106,226
Stockholders’ equity (deficit):
Common share, par value of $0 per share; 60,764,711 and 51,107,130 shares issued and outstanding as of September 30, 2022 and 2021	—	—
Additional paid-in-capital	11,482	6,440
Accumulated deficit	(200,320)	(151,669)
Accumulated other comprehensive income (loss)	(9,305)	(7,477)

Total stockholders’ equity (deficit)	(198,143)	(152,706)

Total liabilities, convertible preferred shares and stockholders’ equity (deficit)	$69,974	$31,673

The accompanying notes are an integral part of these consolidated financial statements.

MariaDB Corporation Ab

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended September 30,
	2022	2021
Revenue:
Subscription	$38,451	$31,806
Services	5,234	4,222

Total revenue	43,685	36,028

Cost of revenue:
Subscription	6,595	5,292
Services	6,966	4,334

Total cost of revenue	13,561	9,626

Gross profit	30,124	26,402
Operating expenses:
Research and development	35,416	24,828
Sales and marketing	27,938	19,065
General and administrative	15,161	8,485

Total operating expense	78,515	52,378

Loss from operations	(48,391)	(25,976)
Other (expense) income:
Interest expense	(1,608)	(2,773)
Change in fair value of warrant liabilities	(5,712)	3,626
Other income (expense), net	7,141	(235)

Loss before income tax expense	(48,570)	(25,358)
Income tax expense	(81)	(84)

Net loss	$(48,651)	$(25,442)

Net loss per share attributable to common shares – basic and diluted	$(0.83)	$(0.51)

Weighted-average shares outstanding – basic and diluted	58,801,357	50,361,879
Comprehensive Loss:
Net loss	$(48,651)	$(25,442)
Foreign currency translation adjustment, net of taxes	(4,005)	654
Unrealized gain (loss) from available-for-sale securities, net of taxes	2,177	—

Total comprehensive loss	$(50,479)	$(24,788)

The accompanying notes are an integral part of these consolidated financial statements.

MariaDB Corporation Ab

Consolidated Statements of Convertible Preferred Shares and Stockholders’ Equity (Deficit)

(in thousands, except shares amount)

	Convertible Preferred Shares		Common Shares		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at September 30, 2020	125,343,885	$106,226	49,146,308	$—	$5,748	$(8,131)	$(126,227)	$(128,610)
Exercise of share options	—	—	1,960,822	—	174	—	—	174
Share-based compensation	—	—	—	—	518	—	—	518
Other comprehensive income (loss)	—	—	—	—	—	654	—	654
Net loss	—	—	—	—	—	—	(25,442)	(25,442)

Balance at September 30, 2021	125,343,885	106,226	51,107,130	—	6,440	(7,477)	(151,669)	(152,706)
Exercise of share options	—	—	9,657,581	—	1,116	—	—	1,116
Issuance of Class D Preferred Shares	57,633,588	99,853	—	—	—	—	—	—
Exercise of Class C Preferred Share Warrants	587,769	890	—	—	—	—	—	—
Issuance of Common Shares as consideration for CubeWerx and Sector 42 acquisition	—	—	—	—	2,056	—	—	2,056
Share-based compensation	—	—	—	—	1,870	—	—	1,870
Other comprehensive income (loss)	—	—	—	—	—	(1,828)	—	(1,828)
Net loss	—	—	—	—	—	—	(48,651)	(48,651)

Balance at September 30, 2022	183,565,242	$206,969	60,764,711	$—	$11,482	$(9,305)	$(200,320)	$(198,143)

The accompanying notes are an integral part of these consolidated financial statements.

MariaDB Corporation Ab

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended September 30,
	2022	2021
Operating activities:
Net loss	$(48,651)	$(25,442)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	400	417
Depreciation and amortization	584	546
Non-cash lease expense	636	656
Stock-based compensation	1,870	518
Change in fair value of warrant liability	5,712	(3,626)
Amortization of debt discount	—	1,114
Amortization of deferred commission	1,669	600
Loss on extinguishment of debt	148	—
Foreign currency (gain) loss, net	(1,480)	210
Changes in operating assets and liabilities:
Accounts receivable	(2,091)	(2,295)
Other current assets	(13,450)	(1,829)
Other noncurrent assets	(545)	(116)
Accounts payable and accrued expenses	4,064	2,370
Operating lease liability	(645)	(661)
Deferred revenue	1,455	9,001
Net cash used in operating activities	(50,324)	(18,537)

Investing activities:
Purchases of property and equipment	(322)	(419)
Acquisition of CubeWerx and Sector 42, net of cash acquired	(1,656)	—
Purchases of bonds	(35,286)	—
Disposal of bonds	9,435	—

Net cash used in investing activities	(27,829)	(419)

Financing activities:
Proceeds from stock options exercise	1,116	174
Proceeds from issuance of preferred shares	95,470	—
Proceeds from issuance of convertible note	5,000	—
Settlement of warrant liabilities	(7,749)	—
Repayment of long-term debt	(11,245)	(148)

Net cash provided by financing activities	82,592	26

Effect of exchange rate changes on cash and cash equivalents	(6,590)	99
Net decrease in cash and cash equivalents	(2,151)	(18,831)
Cash and cash equivalents at beginning of period	6,907	25,738

Cash and cash equivalents at end of period	$4,756	$6,907

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$68	$84
Cash paid for interest	$2,140	$1,066
Non-cash investing and financing activities:
Conversion of debt to Series D Preferred Shares	$5,172	$—
Issuance of Series C Preferred Shares – Exercise of Warrant Liabilities, Fair Value	$101	$—
Purchases of property and equipment included in accounts payable at year end	$7	$12
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$163
Issuance of common shares—CubeWerx and Sector 42 acquisition	$2,056	$—
Contingent consideration—CubeWerx and Sector 42 acquisition	$100	$—

The accompanying notes are an integral part of these consolidated financial statements

MariaDB Corporation Ab

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

Description of Business

MariaDB Corporation Ab (“MariaDB” or the “Company”) was originally incorporated in Finland in 2010. MariaDB is one of the most popular, general purpose, relational database. The Company’s operations consist of programming, development and sales of software programs, applications and tools related to enterprise database software, including a cloud database-as-a service, and related systems and services. In addition, the Company also provides user support, consultation and training for the software, applications, tools, and systems. The Company is active in development of both open source and closed source software.

The Company is headquartered in Espoo, Finland and has operations in Redwood City, California and Sofia, Bulgaria. The Company’s fiscal year ends September 30.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements, including the accounts of MariaDB and its wholly-owned subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions among the consolidated entities have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to avail itself of this exemption and, therefore, for new or revised accounting standards applicable to public companies, the Company will be subject to an extended transition period until those standards would otherwise apply to private companies.

Business Combination

On January 31, 2022, the business combination agreement (the “Merger Agreement”) was signed between Angel Pond Holdings Corporation (“APHC”), the Company, and certain other parties. In accordance with the Merger Agreement, certain holders of equity securities of the Company (the “Equity Holders”) would receive shares of the continuing public company (the “Combined Company”) following a series of mergers (the “Business Combination”). At the time of closing the Business Combination, all outstanding capital shares and stock options of the Company would become similar securities of the Combined Company. All the proceeds from APHC’s trust account available after any redemptions of APHC’s public shares in connection with the closing of the Business Combination and from the related PIPE investment, after payment of transaction expenses and deferred underwriting fees, would remain on the Combined Company’s balance sheet to fund its growth and working capital.

Liquidity and Going Concern

As of September 30, 2022, the Company had an accumulated deficit of $200.3 million and $4.8 million in cash and cash equivalents. Without giving effect to the anticipated net proceeds from the Business Combination, the Company does not believe that current cash and cash equivalents will be sufficient to fund operations, including capital expenditure requirements for at least 12 months from the date the financial statements were issued. This raises substantial doubt about the Company’s ability to continue as a going concern.

The Company’s need for additional capital may depend on many factors, including subscription revenue growth rate, subscription renewals, billing timing and frequency, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the need for necessary technology and operating infrastructure to support the business, the introduction of new and enhanced database features and functionality and the continued market adoption of database solutions. The Company may be required to raise funds through additional equity or debt financings. However, such financings are subject to market conditions, and are not within the Company’s control, and therefore cannot be deemed probable as adequate capital may not be available to the Company when needed or on acceptable terms. There is no assurance that the Company will be successful in raising additional funds. As a result, the Company has concluded that potentially raising funds does not alleviate substantial doubt about the Company’s ability to continue as a going concern. The accompanying annual financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include but are not limited to fair value measurement of financial instruments, allowances for credit losses, the incremental borrowing rate related to the Company’s lease liabilities, fair value of acquired intangible assets and goodwill, useful lives of acquired intangible assets and property and equipment, stock-based compensation, revenue recognition and accounting for income taxes. The Company based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Since future events and their effects cannot be predicted with absolute certainty, actual results could differ from current estimates.

In 2020, the global economy and financial markets had been severely affected by the COVID-19 pandemic. The continuing uncertainty around the outbreak of the COVID-19 pandemic required the use of judgments and estimates in the preparation of the consolidated financial statements for the years ended September 30, 2022 and 2021. The future impact of COVID-19 uncertainties could generate, in future reporting periods, a significant impact to the reported amounts of assets, liabilities, revenue and expenses in these and any future consolidated financial statements. Examples of accounting estimates and judgments that may be impacted by the pandemic include, but are not limited to: revenue recognition, impairment of goodwill and intangible assets, allowance for expected credit losses, and tax provisions.

Foreign currency

The functional currency of the Company is the Euro (EUR). The functional currency of the Company’s international subsidiaries is either the EUR or the local currency in which the international subsidiary operates. For the foreign subsidiaries where the functional currency is not the local currency, local currency denominated monetary assets and liabilities are re-measured into the functional currency at current exchange rates and foreign currency denominated nonmonetary assets and liabilities are re-measured into the functional currency at historical exchange rates. Transaction gains or losses from foreign currency re-measurement and settlements are included in other expense, net in the consolidated statements of operations and comprehensive loss. The Company’s reporting currency is the U.S. dollar. In the consolidated financial statements, the financial information of the Company and its international subsidiaries has been translated into U.S. dollars. The Company uses the exchange rate as of each balance sheet date to translate assets and liabilities and the average exchange rate during the period to translate revenue and expenses into U.S. dollars. Convertible Preferred Shares and stockholders’ equity (deficit) are translated at historical rate. Translation gains or losses resulting from translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income (loss) as a component of stockholders’ equity (deficit).

The Company is exposed to fluctuations between the U.S. dollar and the EUR. The change in the value of the EUR relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in our bank accounts and on hand as well as highly liquid investments with an original maturity of three months or less at acquisition. The Company maintains such investments in immaterial money market funds, which have readily determinable fair values using quoted prices in active markets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents are maintained at financial institutions in the United States and Finland. Cash and cash equivalents can exceed amounts insured by the Federal Deposit Insurance Corporation and Deposit Guarantee schemes of up to $250,000 and €100,000, respectively.

Customer credit risk is managed by the business and is subject to the Company’s established policy and procedures relating to customer credit risk management. The credit quality of a customer is assessed based on an extensive credit rating scorecard and individual credit limits are defined in accordance with this assessment. Outstanding customer receivables and contract assets are regularly monitored. The Company evaluates the concentration of risk with respect to trade receivables as low, as its customers are in several geographical regions and industries and operate in largely independent markets.

As of September 30, 2022, no customer accounted for more than 10% of the total balance of accounts receivable. As of September 30, 2021, one customer accounted for 12.8% of the total balance of accounts receivable. For the years ended September 30, 2022 and 2021, no customer accounted for more than 10% of the Company’s total revenues.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, as described below, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These include the Black-Scholes option-pricing model which uses inputs such as expected volatility, risk-free interest rate and expected term to determine fair market valuation.

As of September 30, 2022, the Company’s investment securities consisted of $26.0 million in United States (“U.S.”) Treasury Bills, all of which mature by December 2022. During the year ended September 30, 2022, the Company changed the classification of its U.S. Treasury Bills from held-to-maturity to available-for-sale based on its intent to sell the securities. The Company’s available-for-sale marketable securities are recorded at fair value. Any unrealized gains or losses are recorded in accumulated other comprehensive income within the consolidated balance sheet. Any realized gains and losses are recorded as a part of other expense, net in the consolidated statements of operations and comprehensive loss in accordance with ASC 320 “Investments—Debt and Equity Security.”

The Company considers all investments with original maturities of greater than three months and less than 12 months to be short-term investments.

The fair value of available-for-sale securities on September 30, 2022 is as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Effect of Foreign Currency Translation	Fair Value
U.S. Treasury Bills	$25,962	$2,177	$—	$(2,140)	$25,999

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification at each reporting date. Changes in the ability to observe valuation inputs may result in a reclassification of levels for certain assets or liabilities within the fair value hierarchy. The Company did not have any transfers of assets and liabilities between the levels of the fair value measurement hierarchy during the years presented.

As of September 30, 2022 and 2021, the carrying value of the Company’s financial instruments included in current assets and current liabilities (including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue) approximate fair value due to the short-term nature of such items. The money market funds within cash equivalents and available-for-sale securities are classified within Level 1 of the hierarchy as the values are derived from quoted prices in active markets.

The Company’s warrants are recorded at fair value on a recurring basis. The estimation of fair value for these investments requires the use of significant unobservable inputs, and as a result, the Company classifies these liabilities as Level 3 within the fair value hierarchy. Refer to Note 7 for further details on the valuation inputs.

We have not elected the fair value option as prescribed by ASC 825, The Fair Value Option for Financial Assets and Financial Liabilities, for our financial assets and liabilities that are not otherwise required to be carried at fair value. Under ASC 820, Fair Value Measurements and Disclosures, material financial assets and liabilities not carried at fair value, such as our long-term debt and accounts receivable and payable, are reported at their carrying values.

Accounts Receivable, Net

An accounts receivable is recognized if and when an amount of consideration is due from a customer and is unconditional (i.e., only the passage of time is required before payment of the consideration is due). Accounts receivable are non- interest bearing and are generally on terms of 30 to 90 days. Generally, trade receivables are written-off if past due for more than 12 months and are not subject to enforcement activity. Accounts receivable presented on the consolidated balance sheets are adjusted for any write-offs and net of allowance for credit losses. An analysis is performed at each reporting date using a provision matrix to measure expected credit losses. The Company applies a simplified approach in calculating current expected credit losses (CECL). Therefore, the Company does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime CECLs at each reporting date. The Company has established a provision matrix that is based on the Company’s historical observed default rates. The Company will calibrate the historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Company’s estimates of the allowance for credit losses may not be indicative of the Company’s actual credit losses requiring additional charges to be incurred to reflect the actual amount collected.

The following table presents the changes in the allowance for credit losses:

	Year Ended September 30,
	2022	2021
	(in thousands)
Balance, beginning of year	$394	$246
Add: provision for credit losses	400	417
Less: write-offs, net of recoveries	(94)	(255)
Foreign currency translation	(58)	(14)

Balance, end of year	$642	$394

Prepaids and Other Current Assets

Prepaid expenses for the year ended September 30, 2022 were primarily related to deferred equity issuance costs in anticipation of the Business Combination. Prepaid expenses for the year ended September 30, 2021 are payments made to vendors or services providers for future services. Other current assets primarily consist of deferred commissions. Prepaid expenses totaled $13.5 million and $2.3 million as of September 30, 2022 and 2021, respectively. The remaining balance within prepaids and other current assets related to deferred commissions, totaling $1.8 million and $2.3 million as of September 30, 2022 and 2021, respectively, and other receivables totaling $0.5 million and $0.1 million as of September 30, 2022 and 2021, respectively.

Property and Equipment, Net

Property and equipment are recorded at cost, net of accumulated depreciation. The Company records depreciation over the estimated useful lives of the assets, typically two to five years, using the straight-line method. Repair and maintenance costs are recognized in operating expenses as incurred. Property and equipment is derecognized upon sale or disposal. Any gain or loss arising upon a sale or disposal of property and equipment is included in the consolidated statements of operations and comprehensive loss of the related period. The Company evaluates the recoverability of property and equipment for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The Company has not recorded any material impairment charges related to property and equipment during the years presented.

Business Combinations

We apply the provisions of ASC 805, Business Combinations (ASC 805), in accounting for our acquisitions. ASC 805 requires that we evaluate whether a transaction pertains to an acquisition of assets, or to an acquisition of a business. A business is defined as an integrated set of assets and activities that is capable of being conducted and managed for the purpose of providing a return to investors. Asset acquisitions are accounted for by allocating the cost of the acquisition to the individual assets and liabilities assumed on a relative fair value basis; whereas the acquisition of a business requires us to recognize separately from goodwill the assets acquired and the liabilities assumed at the acquisition date fair values. The Company uses its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed as of the acquisition date. The excess of the fair value of purchase consideration over the fair values of the tangible and intangible assets acquired and liabilities assumed is recorded as goodwill. These estimates are inherently uncertain and subject to refinement. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially established in connection with a business combination as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations. Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred.

Leases

The Company enters into various operating leases for office space. The leases expire at various dates, have certain options to renew, and may contain escalation provisions. At the inception of a contract, the Company determines whether the arrangement is or contains a lease based on the facts and circumstances present. Operating lease right-of-use assets and liabilities are recognized on the date the Company takes possession of the leased property (the “Commencement Date”) based on the present value of lease payments over the lease term.

Lease expense on leases containing known future scheduled rent increases is recorded on a straight-line basis over the term of the respective leases beginning on the Commencement Date. The difference between lease expense and rent paid is accounted for as a component of operating lease right-of-use assets on the accompanying consolidated balance sheets. Landlord improvement allowances and other such lease incentives are recorded as property and equipment and as reduction of the right-of-use leased assets and are amortized on a straight-line basis as a reduction to operating lease costs. The key estimates for the Company’s leases include the incremental borrowing rate used to determine the present value of lease payments and the lease term. The Company’s leases generally do not include an implicit rate. Management determines the incremental borrowing rate based on the information available at lease commencement. The lease terms used to calculate the right-of-use asset and related lease liability include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company elected the practical expedient to exclude short-term agreements of 12 months or less from capitalization. The Company evaluates the recoverability of the operating right-of-use assets for possible impairment in accordance with the long-lived assets policy.

Operating leases are reflected in operating lease right-of-use assets, operating lease liabilities and operating lease liabilities, net of current on the consolidated balance sheets. Within the statements of cash flows, the Company classifies all cash payments associated with operating leases within operating activities.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over fair value of identified assets acquired and liabilities assumed by the Company in an acquisition of a business. The determination of the value of goodwill and intangible assets arising from a business combination requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired.

The Company tests goodwill for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The Company operates as a single operating segment with one reporting unit and consequently evaluates goodwill for impairment based upon an evaluation of the fair value of the Company as a whole. The Company’s single reporting unit had a negative carrying value as of September 30, 2022 and 2021. The Company may first assess qualitative factors to determine whether it is more likely than not that the fair value of the Company’s single operating segment is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. If the Company prefers to bypass the qualitative assessment or determines that it is more likely than not that its fair value is less than its carrying amount based on the qualitative factors, then the quantitative goodwill impairment test will be performed. In accordance with the Company’s policy, the Company completed its annual evaluation for impairment as of September 30, 2022 using a qualitative assessment. The annual evaluation for goodwill impairment as of September 30, 2022 and September 30, 2021 did not result in an impairment.

Intangible assets acquired separately are measured on initial recognition at cost and are amortized on a straight-line basis over their estimated useful life. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. The Company evaluates the recoverability of acquired finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Factors that could trigger an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of the Company’s use of the acquired assets or the strategy for the Company’s overall business or significant negative industry or economic trends. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. The Company has not recorded any material impairment charges related to acquired finite-lived intangible assets during the years presented.

Warrant Liabilities

The Company accounts for its preferred share warrants issued in connection with its various financing transactions based upon the characteristics and provisions of the instrument. The preferred share warrants were issued for no cash consideration as detachable freestanding instruments but can be converted to convertible preferred shares at the holder’s option based on the exercise price of the warrant. However, the deemed liquidation provisions of the convertible preferred shares are considered contingent redemption provisions that are not solely within the control of the Company.

The Company recognized warrants to purchase shares of its convertible preferred shares as warrant liabilities, measured at fair value at inception and subsequently re-measured each reporting period with fair value gains and losses recognized in the consolidated statements of operations and comprehensive loss. The Company estimates the fair value of these liabilities using the Black-Scholes option pricing model and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for expected volatility, expected life, yield, and risk-free interest rate. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise of the warrants, the expiration of the warrants, or until such time as the warrants are no longer considered a liability.

Convertible Preferred Shares

The Company records all convertible preferred shares at their respective transaction prices on the dates of issuance, less issuance costs. The Company classifies its convertible preferred shares as temporary equity on the accompanying consolidated balance sheets as of September 30, 2022 and 2021 because the requirements of a deemed liquidation event as defined within the Company’s amended and restated articles of association are not entirely within the Company’s control. In the event of such deemed liquidation event, the proceeds are distributed in accordance with certain liquidation preferences, provided that the holders of preferred shares have not converted their shares into common shares. The Company has not adjusted the carrying value of outstanding preferred shares to its liquidation preference because a deemed liquidation event is not probable of occurring as of the end of the reporting period.

Convertible Notes

During the year ended September 30, 2022, we issued a convertible note and such note was converted into Company equity, with such note being accounted for in accordance with ASC 470-20, Debt with Conversion and Other Options, and ASC 815, Derivatives and Hedging (“ASC 815”). Under ASC 815, issuers of certain convertible debt instruments are generally required to separately account for the conversion option of the convertible debt instrument as either a derivative or equity, unless it meets the scope exemption for contracts indexed to, and settled in, an issuer’s own equity. Since this conversion option is clearly and closely related to the debt host, we have met the scope exemption, and therefore, we did not separately account for the embedded conversion option. The initial issuance and any principal repayments are classified as financing activities and interest payments are classified as operating activities in our consolidated statements of cash flows. In the second quarter, upon conversion, the convertible note was reclassified into stockholders’ equity (deficit). Refer to Note 13 for additional considerations.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) who is the Company’s chief executive officer, in deciding how to allocate resources and assess our financial and operational performance. The CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated and aggregated basis. Accordingly, the Company has determined that it operates in one operating and reportable segment.

Revenue Recognition

The Company derives its revenue from (1) database-related subscription solutions, including open source software integrated with post-contract customer support (“PCS”), (2) consumption-based database-as-a-service offerings, and (3) professional services revenue that includes remote database administration, engineering architecture, software installation, monitoring, maintenance, and reporting, in addition to other services including consulting and training.

The Company recognizes revenue in accordance with Accounting Standards Codification, Revenue from Contracts with Customers (ASC 606) when a contract with a customer exists, the control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration that the Company expects to be entitled to in exchange for those goods or services, and when the identified performance obligation has been satisfied.

The Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements, the Company performs the following steps:

A.

Identification of the contract, or contracts, with a customer: The Company contracts with its customers through order forms, which are generally governed by master sales agreements. The Company determines it has a contract with a customer when the contract is approved and signed, each party’s rights regarding the products or services to be transferred is identified, the payment terms for the services can be identified, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience, credit, reputation and other financial information available. At contract inception, the Company evaluates whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company has concluded that its contracts with customers do not contain warranties that give rise to a separate performance obligation.

B.

Identification of the performance obligations in the contract: Performance obligations promised in a contract are identified based on the services or products that will be transferred to the customer that are both 1) capable of being distinct, whereby the customer can benefit from the service or product either on its own or together with other resources that are readily available from third parties or from the Company and 2) distinct in the context of the contract, whereby the transfer of the services or products is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services or products, the Company applies judgment to determine whether promised services or products are capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised services or products are accounted for as a combined performance obligation.

C.

Determination of the transaction price: The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services and products to the customer. The Company does not have variable consideration. None of the Company’s contracts contain a significant financing component.

D.

Allocation of the transaction price to the performance obligations in the contract: If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation based on a relative standalone selling price (“SSP”) basis. In cases where directly observable standalone sales are not available, the Company utilizes all observable data points, including competitor pricing for a similar or identical product, market and industry data points and the Company’s pricing practices establishing the SSP.

E.

Recognition of revenue, when, or as the Company satisfies a performance obligation: The Company recognizes revenue as the related performance obligation is satisfied and when control of the services or products are transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or products. The Company records its revenue net of any value added or sales tax.

Subscription Revenue

The Company sells subscriptions directly through its sales representatives, online channels, through resellers, and indirectly through channel partners. The Company’s subscription contracts typically range from one to three years and are invoiced upfront, or annually, for multi-year contracts. The Company’s subscription contracts are generally non-cancelable and non-refundable.

The Company’s subscription revenue is derived from open source software integrated with PCS. The licenses provided are open source in nature and no transfer of control is required. The PCS portion represents the Company’s promise to stand ready to provide technical support and maintenance and to provide unspecified (when-and-if-available) updates, upgrades and enhancements over the course of the customer’s subscription. The Company has concluded that although these represent two distinct sets of promised services, they are both stand-ready obligations that are being provided over the same period of time and have the same pattern of transfer to the customer. As such, the PCS bundle is considered a combined performance obligation, and PCS revenues are recognized ratably over the contract duration as the performance obligation is continuously transferred to the customer.

The Company also derives subscription revenue from providing its software to customers with its database-as-a-service offerings that includes MariaDB software products offered in a cloud-based computing environment. Performance obligations related to database-as-a-service offerings are recognized on a usage-basis, as the consumption of this service represents a direct measurement of the value to the customer of the goods or services transferred to date relative to the remaining goods or services promised under the contract.

The Company has certain revenue contracts that involve the use of third-party vendors. In these arrangements, the Company determined it acts as the principal and reports revenue from these contracts on a gross basis.

Services Revenue

Service revenue includes professional services such as remote database administration, engineering architecture, software installation, monitoring, maintenance, and reporting, in addition to other services including consulting and training.

Professional services are typically billed on a time and materials basis and fixed-fee basis, and revenue is recognized as the services are performed for time and materials contracts and on a relative performance basis or ratably over the contract term for fixed-fee contracts. Professional services recognized at a point in time amounted to $0.2 million and $0.5 million and professional services recognized over time amounted to $5.0 million and $3.7 million for the years ended September 30, 2022 and 2021, respectively.

Principal versus Agent

In connection with the MariaDB Enterprise subscription offering, the Company provides optional add-on tools and features, such as monitoring features that enable users to analyze data in the applications.

In these arrangements, the Company assesses the contract to determine if the revenue and expense should be presented on a gross or a net basis. The determination as to whether revenue should be reported gross of amounts billed to customers (gross basis) or net of payments to the third-party vendors (net basis) requires judgment, which is based on the Company’s assessment of whether it is acting as the principal or an agent in the transaction.

In these arrangements involving third parties, the Company determined it is the principal in the transaction with the end user as a result of controlling, hosting, and integrating the delivery of the virtual items to the end user. The Company is the primary obligor because it directs the use of the add-on features, establishes pricing, and establishes and maintains a direct relationship with the customer, and takes the risk of loss for delivery, collection, and returns. Based on these and other factors, the Company reports revenue from contracts that involve the use of third-party vendors on a gross basis.

Contracts with Multiple Performance Obligations

Some of the Company’s contracts with customers contain multiple performance obligations, including those described above in Subscription Revenue, such as the open source and source-available license integrated with PCS, professional services, and database-as-a-service offerings. For these contracts, the Company accounts for individual performance obligations separately if they are deemed distinct. The transaction price is allocated to the separate performance obligations on a relative SSP basis. The determination of SSP for each distinct performance obligation may require judgment. The Company determines SSP based on the price at which the performance obligation is separately sold. In cases where directly observable standalone sales are not available, the Company utilizes all observable data points, including competitor pricing for a similar or identical product, market and industry data points, and the Company’s pricing practices establishing the SSP.

Research and Development

Research and development expenses consist primarily of personnel costs, including salaries bonuses, benefits, and stock-based compensation, as well as contractor and professional services fees, software and subscription services dedicated for use by the Company’s research and development organization and allocated overhead. Costs to acquire technologies to be used in research and development that have not reached technological feasibility and have no alternative future use are expensed as incurred.

Sales and Marketing

Sales and marketing expenses consist of personnel-related costs, including salaries, sales commissions, bonuses, benefits, stock-based compensation, third-party costs related to marketing programs, and travel-related costs as well as allocated overhead. All advertising costs are expensed as incurred. Advertising costs incurred and recorded in sales and marketing expenses during each of the years ended September 30, 2022 and 2021 were approximately $5.5 million and $3.3 million, respectively.

General and Administrative expenses

General and administrative expenses consist of primarily of personnel-related costs including salaries, bonuses, benefits, and stock-based compensation associated with our finance, legal, human resources and other administrative personnel. In addition, general and administrative expenses include non-personnel costs, such as fees for professional services such as external legal, accounting and other professional services and expenses associated with software and subscription services dedicated for use by our general and administrative organization.

Interest Expense

Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Pension Benefits Expense

Pension benefits expense is payroll related statutory social security costs for employees outside the United States that are paid to state-controlled insurance companies. Pension benefits expense is included in cost of revenue and operating expenses in the consolidated statements of operations comprehensive loss, and totaled $0.9 million and $0.6 million for the years ended September 30, 2022 and 2021, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain deferred income tax assets, which arise from temporary differences and carryforwards. Valuation allowances are established when necessary to reduce the deferred tax assets to the amount the Company believes is more likely than not to be realized.

The Company recognizes the tax benefit from uncertain tax positions only if it believes that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that is more likely than not of being realized upon ultimate settlement. The Company recognizes interest and penalties on amounts due to taxing authorities as a component of other income (expense), net.

Stock-Based Compensation

Employees (including senior executives) of the Company are granted share-based payments in the form of stock options. MariaDB has granted options to its employees, members of the board as well as some advisors under the following plans, collectively (the “Plans”):

•	Summer Share Option Plan 2022 USA

•	Global Share Option Plan 2017

•	Global Share Option Plan 2017 USA

•	Global Share Option Plan 2014 Europe

•	Global Share Option Plan 2014 USA

•	Global Share Option Plan 2012 Europe

•	Global Share Option Plan 2012 USA

•	Global Share Option Plan 2012 France

•	Global Share Option Plan 2010 Europe

•	Global Share Option Plan 2010 USA

•	Global Share Option Plan 2010 France

The Plans provide for the grant of equity-based awards with their terms generally similar to the Company’s Global Share Option Plan 2017 approved in 2017. In addition, on July 4, 2022, the Company’s board approved the Summer 2022 USA Share Option Plan (the “2022 US Plan”) as described in Note 9.

Stock-based compensation costs are calculated based on the fair value of the share-based award on the date the grant is made using the Black-Scholes option-pricing model for stock options and recognized as compensation expense in the accompanying consolidated statement of operations and comprehensive loss on a straight-line basis over the requisite service period, which is the vesting period. Determining the appropriate fair value model and related input assumptions requires judgment, including estimating the fair value of the Company’s common shares, share price volatility, and expected term, which impact the fair value estimated and the expense that will be recognized.

Net Loss Per Share

The Company calculates basic net loss per share by dividing net loss attributable to common shareholders by the weighted-average number of shares of common shares outstanding during the period, less shares subject to repurchase. Diluted net loss per share is computed by giving effect to all potentially dilutive common shares outstanding during the period using the treasury-stock method and preferred shares using the if-converted method, to the extent they are dilutive. In computing diluted net loss per share, assumed proceeds received from the exercise of options or warrants are used to purchase common shares at the average market prices during the period, and the resulting net additional common shares are included in the calculation of weighted-average number of shares of common shares outstanding.

Diluted net loss per share is the same as basic net loss per share for each period presented since the effects of potentially dilutive securities are antidilutive given the net loss of the Company.

Recent Accounting Updates

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates (“ASU”). ASU’s not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s consolidated financial statements.

Recently Adopted Accounting Updates

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605). Topic 606 is a comprehensive new revenue recognition model that requires a company to recognize revenue when goods and services are transferred to the customer in an amount that is proportionate to what has been delivered at that point and that reflects the consideration to which the company expects to be entitled for those goods or services. The Company adopted this standard on October 1, 2019. The adoption of this standard did not have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases” and its related amendments (collectively referred to as “Topic 842”), which requires that lessees recognize right-to-use assets and related lease liabilities for substantially all significant financing and operating leases not considered short-term leases, and specifies where in the statement of cash flows the related lease payments are to be presented. The guidance is effective for years beginning after December 15, 2020 and early adoption is permitted. The Company adopted this standard on October 1, 2019 following the modified retrospective method as of the effective date. The Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company to carry forward its original assessment of (1) whether contracts are or contain leases, (2) lease classification and (3) initial direct costs. The Company also elected the practical expedient that allows lessees the option to account for lease and non-lease components together as a single component for all real estate classes of underlying assets. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. Adoption of the new standard resulted in the recording of operating right-of-use assets and operating lease liabilities of $2.3 million as of October 1, 2019. The adoption of ASC 842 did not materially impact the Company’s consolidated statements of operations and comprehensive loss or consolidated statements of cash flows. Further information regarding the Company’s leases is provided in Note 10.

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This guidance updates existing guidance for measuring and recording credit losses on financial assets measured at amortized cost by replacing the “incurred loss” model with an “expected loss” model. Accordingly, these financial assets will be presented as the net amount expected to be collected. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022 for smaller reporting companies as defined by the SEC, and early adoption is permitted. The Company adopted this standard on October 1, 2020. The adoption of this standard did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles–Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates Step 2 from the goodwill impairment test. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. ASU 2017-04 also clarifies the requirements for excluding and allocating foreign currency translation adjustments to reporting units related to an entity’s testing of reporting units for goodwill impairment and clarifies that an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance becomes effective for smaller reporting companies on December 15, 2022 and interim periods within those fiscal years. The Company early adopted this standard on October 1, 2019. The adoption of this standard did not have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (“Topic 718”): Improvements to Nonemployee Share-Based Payment Accounting” which expanded the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. Early adoption is permitted, but not earlier than the adoption of Topic 606. The Company adopted this standard on October 1, 2020. The adoption of this standard did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (“Topic 820”): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company adopted this standard on October 1, 2020. The adoption of this standard did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Intangibles – Goodwill and Other – Internal-Use Software (subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”, which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance to determine which implementation costs to capitalize as assets. A customer’s accounting for the costs of the hosting component of the arrangement are not affected by the new guidance. This ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period. The Company adopted this standard on October 1, 2020. The adoption of this did not result in a material impact to the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. This will be effective for smaller reporting companies as defined by the SEC for fiscal years beginning after December 15, 2023, which for the Company is the first quarter of 2024, with early adoption permitted beginning first quarter of 2021. The Company adopted this standard on October 1, 2021. The adoption of this standard did not have a material impact on the consolidated financial statements.

Recent Accounting Updates Not Yet Effective

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company has not early adopted and does not expect the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)”, which clarifies and reduces diversity in an issuer’s accounting for a modification or an exchange of a freestanding equity-classified written call option that remains equity being classified after modification or exchange as (1) an adjustment to equity and, if so, the related earnings per share (EPS) effects, if any, or (2) an expense and, if so, the manner and pattern of recognition. This will be effective for fiscal years beginning after December 15, 2021, and interim periods within those years. Early application is permitted, including application in an interim period as of the beginning of the fiscal year that includes that interim period. The ASU should be applied prospectively. The Company has not early adopted and is currently assessing the expected impact of the adoption of this standard on its consolidated financial statements.

In October 2021, the FASB issued Accounting Standards Update No. 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an entity (acquirer) to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606, Revenue from Contracts with Customers. This update is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted. The amendments should be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Company is currently evaluating the expected impact the standard will have on its consolidated financial statements.

Note 3. Revenue

Disaggregation of Revenue

The Company believes that the nature, amount, timing and uncertainty of its revenue and cash flows and how they are affected by economic factors is most appropriately depicted through the Company’s primary geographical markets and subscription product categories. The Company’s primary geographical markets are North and South America (“Americas”); Europe, Middle East and Africa (“EMEA”); and Asia Pacific (“APAC”).

The following table provides information regarding revenue disaggregated by geographic location:

	Year Ended September 30,
	2022	2021

	(in thousands)
EMEA	$16,092	$14,250
Americas	20,933	15,842
APAC	6,660	5,936

Total revenue	$43,685	$36,028

Revenue attributable to the Company’s country of domicile, Finland, comprised 4.6% and 4.8% of the total revenue for the years ended September 30, 2022 and 2021, respectively. Revenue attributable to the United States comprised 44.2% and 40.5% of the total revenue for the years ended September 30, 2022 and 2021, respectively. No other country outside of the United States comprised more than 10% of revenue for any of the periods presented. Revenue by location is determined by the billing address of the customer.

The following table provides information regarding revenue disaggregated by subscription category:

	Year Ended September 30,
	2022	2021

	(in thousands)
MariaDB Enterprise	$37,283	$30,900
MariaDB SkySQL	1,168	906

Total subscription revenue	$38,451	$31,806

Contract Balances

Contract assets

A contract asset is initially recognized for revenue in which the customer is billed after services and support have begun being provided to the customer. Contract assets relate to revenue earned from ongoing subscriptions and support that have not been billed yet (unbilled receivables). As such, the balances of this account vary and depend on the number of unbilled receivables at the end of the year. Contract assets as of September 30, 2022 and 2021 were zero in each year.

Contract liabilities

A contract liability is recognized if a payment is received from a customer before the Company transfers the control of the related goods or services. These amounts are presented as deferred revenues and deferred revenues, net of current in the accompanying consolidated balance sheets.

Revenue recognized during the years ended September 30, 2022 and 2021 that was included in the contract liability beginning balance of each year was $25.5 million and $17.8 million, respectively.

Remaining Performance Obligations

Remaining performance obligations represent the aggregate amount of the transaction price in contracts allocated to performance obligations not delivered, or partially undelivered, as of the end of the reporting period. Remaining performance obligations estimates are subject to change and are affected by several factors, including terminations, changes in the scope of contracts, adjustments for revenue that have not materialized and adjustments for currency. As of September 30, 2022, approximately $55.4 million of revenue is expected to be recognized from remaining performance obligations. The Company expects to recognize revenue on approximately 47.3% of these remaining performance obligations over the next 12 months. The Company’s contracts are recognized ratably over the contract term. Accordingly, the majority of the Company’s noncurrent remaining performance obligation is expected to be recognized in the next 13 to 36 months with the remainder recognized thereafter.

Cost to obtain a contract

The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it expects the benefits of those costs to be longer than one year. The Company determined certain costs related to its sales incentive program and its third-party referral fee program qualify as incremental costs of obtaining a contract. Capitalized costs are amortized consistent with the pattern of transfer to the customer for the goods and services to which the asset relates. The amortization period includes specifically identifiable contract renewals where there is no substantive renewal commission. The expected customer renewal period is estimated based on the historical life of the Company’s customers, which the Company has determined to be five years. The Company applies the practical expedient to not capitalize incremental costs of obtaining contracts if the amortization period is one year or less. Deferred commissions, which is included in other current assets, totaled $1.8 million and $2.3 million as of September 30, 2022 and 2021, respectively.

Note 4. Acquisition

On August 2, 2022, the Company entered into a stock purchase agreement and completed the acquisition of 100% of the outstanding equity of Sector 42 Technologies, Inc. (“Sector 42”) a corporation registered under the laws of the Province of Ontario, and CubeWerx Inc. (“CubeWerx”), a corporation registered under the laws of the Province of Ontario, for a total purchase price of $3.8 million consisting of cash consideration of $1.7 million, inclusive of $0.1 million deferred consideration, and equity consideration of $2.0 million (in the form of 2,363,354 common shares of MariaDB). The purchase price is subject to certain customary adjustments (including closing date indebtedness and net working capital adjustments).

The components of the preliminary fair value of consideration transferred are as follows ($ in thousands):

Cash consideration	$1,661
Equity consideration	2,056
Deferred consideration	100

Total fair value of consideration transferred	$3,817

Of the total purchase consideration, $0.1 million of cash was deferred by the Company for potential breaches of representations and warranties. The amount, net of any claims for such indemnifiable matters, is scheduled to be paid in cash to shareholders of CubeWerx and Sector 42 18 months after the acquisition date.

The following table summarizes the preliminary purchase price allocation as of the acquisition date ($ in thousands):

Cash and cash equivalents	$5
Accounts receivable, net	47
Property, plant and equipment, net	4
Intangible assets, net	670
Other assets	103

Total identifiable assets acquired	$829
Accounts payable	40
Accrued expenses	16
Other liabilities	39

Total identifiable liabilities assumed	$95

Total identifiable net assets	$734

Goodwill	$3,083

With this acquisition, the Company has acquired the technology of managing and publishing geospatial data via open web services for customer organizations that the Company expects to integrate within future product offerings. The fair values of the assets acquired and liabilities assumed and the related preliminary acquisition accounting are based on management’s estimates and assumptions. Our estimates and assumptions are subject to change during the measurement period, not to exceed one year from the acquisition date. The primary areas of the acquisition accounting that are not yet finalized primarily relate to finalizing the review and valuation of intangible assets, including their appropriate useful lives, acquired income tax assets and liabilities, and identifying any undisclosed assets or liabilities that we may not yet be aware of but meet the requirement to qualify for recognition on the acquisition date. As the initial acquisition accounting is based on our preliminary assessments, actual values may differ (possibly materially) when final information becomes available. We believe that the information gathered to date provides a reasonable basis for estimating the preliminary fair values of assets acquired and liabilities assumed.

The following table summarizes the preliminary valuation of acquired intangible assets and estimated useful lives as of the acquisition date ($ in thousands):

	Estimated remaining useful lives (in years)	Fair Value
Customer Relationships	8.0	$130
Developed Technology	5.0	470
Trademarks	3.0	70

Total identifiable intangible assets		$670

Since the acquisition date, the operating results of CubeWerx and Sector 42 were included in the Company’s consolidated financial statements. The acquisition did not have a material impact on the Company’s consolidated financial statements. Accordingly, revenue, net income, and pro forma financial information have not been presented.

Acquisition-related transaction costs associated with the CubeWerx and Sector 42 acquisition were immaterial,

Note 5. Property and Equipment

Property and equipment, net consists of the following:

	As of September 30,
	2022	2021

	(in thousands)
Office equipment	$1,084	$834
Furniture and fixtures	415	416
Leasehold improvements and other	524	608

	2,023	1,858
Less: accumulated depreciation	(1,315)	(932)

Property and equipment, net	$708	$926

Depreciation expense in the accompanying consolidated statements of operations and comprehensive loss consisted of the following:

	Year Ended September 30,
	2022	2021

	(in thousands)
Cost of revenue	$14	$8
Research and development expenses	96	90
Sales and marketing expenses	54	52
General and administrative expenses	196	197

Total depreciation expense	$360	$347

Note 6. Goodwill and Identifiable Intangible Assets

The following table summarizes the change in goodwill for the year ended September 30, 2022:

(in thousands)
September 30, 2021	$4,649
Goodwill acquired	3,083
Foreign currency translation	(197)

September 30, 2022	$7,535

Intangible assets, net consisted of the following:

	As of September 30, 2022
	Gross Carrying Value	Accumulated Amortization	Net Book Value

	(in thousands)
Customer relationships	$711	$(240)	$471
Developed technology	780	(289)	491
Website	251	(205)	46
Other intangible assets	150	(38)	112

Total intangible assets	$1,892	$(772)	$1,120

	As of September 30, 2021
	Gross Carrying Value	Accumulated Amortization	Net Book Value

	(in thousands)
Customer relationships	$590	$(179)	$411
Developed technology	340	(207)	133
Website	251	(153)	98
Other intangible assets	97	(33)	64

Total intangible assets	$1,278	$(572)	$706

The weighted average amortization period as of September 30, 2022 and 2021 of the Company’s intangible assets is 4.91 years and 4.93 years, respectively.

Amortization expense in the accompanying consolidated statements of operations and comprehensive loss consisted of the following:

	Year Ended September 30,
	2022	2021

	(in thousands)
Research and development expenses	$43	$—
Sales and marketing expenses	52	59
General and administrative expenses	129	140

Total amortization expense	$224	$199

As of September 30, 2022, future amortization expense related to the intangible assets is as follows:

Future Intangible Asset Amortization Expenses
(in thousands)
2023	$310
2024	212
2025	192
2026	162
2027	146
Thereafter	98

Total future amortization expense	$1,120

Note 7. Warrants

The Company entered into a €4 million loan facility agreement with Kreos Capital IV (“Kreos”), which has been repaid in full. In connection with the Kreos loan facility, the Company has issued a total of 835,185 warrants entitling subscription of the Company’s Series B Preferred Shares. Each warrant entitles the holder to subscribe for one Series B Preferred Share at a subscription price of €0.5220 per share. In connection with the closing of the Business Combination on December 16, 2022, the warrants issued in connection with the Kreos loan facility agreement were rolled over to an amended and restated warrant agreement entered into on September 8, 2022 between the Combined Company and Kreos, pursuant to which the Combined Company assumed all rights and obligations from MariaDB. The warrants were also amended to adjust the number of ordinary shares issuable on exercise of the warrants and the exercise price in proportion to the Exchange Ratio (as defined in the Merger Agreement as Aggregate Share Consideration divided by the Diluted Share Amount). As a result of these adjustments, the Kreos warrants are exercisable for a total of 190,560 ordinary shares of the Combined Company and are exercisable at a price per share of €0.2288.

In June 2020, the Company entered into an investment agreement with several investors to issue Series C Preferred Shares. In addition to the issuance of 3,445,912 shares of Series C Preferred Shares, the Company issued a total of 3,445,912 warrants entitling subscription of the Company’s Series C Preferred Shares (“2020 Series C Warrants”). Each warrant entitles the holder to purchase one Series C Preferred Share at a subscription price of €1.1859. As of September 30, 2022, 587,769 warrants have been exercised and 2,858,143 remain outstanding. In connection with the Business Combination, the holders of these warrants will be given the opportunity to exercise their warrants to subscribe to Series C Preferred Shares, on a one-for-one basis. To the extent such warrants are not exercised, the subscription rights under the warrant agreements will terminate prior to the Business Combination. Refer to Note 19 for additional information for exercises subject to September 30, 2022.

In April 2017, the Company entered into a €25 million maximum loan facility with European Investment Bank (“EIB”), including the issuance of a capital loan tranche of €10 million. In October 2019, the Company entered into a €15 million term loan tranche with EIB. In connection with the capital loan tranche, the Company has issued a total of 5,326,623 warrants entitling subscription of the Company’s Series C Preferred Shares (“2017 Series C Warrants”). Each warrant entitles the holder to subscribe for one Series C Preferred Share at a subscription price of €0.01. The warrants provide for a put option that the holder of the warrants may exercise beginning 30 days prior to the maturity of the capital loan to purchase a variable number of shares at fair value for an amount up to €8 million.

On August 8, 2022, the Company received written notice from EIB exercising its put option on their 2017 Series C Warrants and requiring the Company to repurchase 5,000,194 warrants entitling subscription of the Company’s Series C Preferred Shares, at the maximum purchase price of €8 million. The Company repurchased the warrants within 30 days after receipt of the notice from EIB.

On August 17, 2022, a definitive agreement was entered into with EIB to repurchase for cash the remaining incremental 2017 Series C Warrants for 326,429 shares prior to the Business Combination or shortly thereafter, at a settlement price to be determined pursuant to the Finnish Companies Act, if EIB elects not to exercise their warrants for Series C Preferred Shares prior to the Business Combination. The estimated fair value associated with the warrants held by the EIB are included within the warrant liabilities as of September 30, 2022 and 2021. Refer to Note 19 for additional information on agreement reached with EIB subsequent to September 30, 2022.

These warrants expire between June 2025 and April 2032 if expiration is not accelerated as set out in the terms and conditions of the warrants. Refer to Note 2 for the policy on warrant accounting.

			Warrants Outstanding		Fair Value
Warrants	Number of warrants issued	Purchase price per share in EUR	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
					(in thousands)
Series B	835,185	€0.52	835,185	835,185	$478	$65
Series C – 2017	5,326,623	€0.01	326,429	5,326,623	335	4,546
Series C – 2020	3,445,912	€1.19	2,858,143	3,445,912	936	692

	9,607,720		4,019,757	9,607,720	$1,749	$5,303

The following tables present the rollforward of the fair values for warrant liabilities classified by the Company within Level 3 of the fair value hierarchy defined above, measured using significant unobservable inputs:

Warrant liabilities
(in thousands)
September 30, 2021	$5,303
Change in fair value	5,712
Settlement of put option	(7,749)
Exercised	(101)
Foreign currency translation	(1,416)

September 30, 2022	$1,749

Warrant liabilities
(in thousands)
September 30, 2020	$9,017
Change in fair value	(3,626)
Foreign currency translation	(88)

September 30, 2021	$5,303

Fair values of warrants and option rights were determined using the Black-Scholes option-pricing model with the following input assumptions:

	Year Ended September 30,
	2022	2021
Expected volatility range (weighted average)	40.25% to 48.99% (46.71%)	35.54% to 50.00% (37.51%)
Dividend yield	0.00%	0.00%
Risk-free interest rates range (weighted average)	3.85% to 4.24% (4.15%)	0.53% to 1.00% (0.94%)
Expected term range (weighted average)	3.03 years to 9.83 years (4.56 years)	3.83 years to 10.72 years (9.75 years)

Assumptions were weighted by the relative fair value of the instruments. An increase in the expected volatility, risk-free interest rates, and expected term would result in an increase to the estimated value of the warrants while an increase in the dividend yield would result in a decrease to the estimated value of the warrants.

Note 8. Stockholders’ Equity (Deficit)

As of September 30, 2022, the Company had issued and outstanding a total of 183,565,242 shares of preferred shares with no par value, of which 10,118,760, 60,549,235, 55,263,659 and 57,633,588 shares were designated as Series A, Series B, Series C and Series D Preferred Shares, respectively. As of September 30, 2022, the Company had issued and outstanding a total of 60,764,711 Common shares with no par value.

During the year ended September 30, 2022, 9,657,581 common shares were registered with the Finnish Trade Register.

During the year ended September 30, 2022, 9,657,581 common shares were registered with the Finnish Trade Register for options exercised, paid and issued in the prior year. During the year ended September 30, 2022, 772,877 common shares had been issued based on options exercised and paid prior to the end of the period, but not yet registered with the Finnish Trade Register (1,379,391 options were exercised and paid prior to the end of the period, but not yet issued by the Company or registered with the Finnish Trade Register).

As of September 30, 2022, 2,363,354 shares were issued to the shareholders of CubeWerx and Sector 42 as equity consideration in connection with a business combination. As of September 30, 2022, the shares issued to CubeWerx and Sector 42 shareholders were not yet registered with the Finnish Trade Register.

There is no minimum or maximum number of capital shares under the Articles of Association of the Company. During the year ended September 30, 2022, the Company amended and restated its Articles of Association to include Series D Preferred Shares as a new share series. The Board has been granted authorization by a general meeting of shareholders to issue additional capital shares of the Company of (i) 54,719,095 common shares with no par value for the purpose of the Company’s incentive programs and (ii) 7,780,000 shares of Series D Preferred Shares as of September 30, 2022.

Further, 4,019,757 preferred shares with no par value, may be issued and outstanding upon exercise of all warrants as of September 30, 2022.

The following table summarizes information related to issuance of the Company’s preferred shares as of September 30, 2022:

Preferred Shares Class	Number of Shares Registered	Shares Issued and Outstanding	Carrying Value(1)	Price per share				Number of Common Shares Equivalent Shares	Liquidation Preference
			(in thousands)						(in thousands)
Series A	10,118,760	10,118,760	$6,668	From	$0.61	to	$0.67	10,118,760	$6,676
Series B	60,549,235	60,549,235	36,851	From	$0.56	to	$0.71	60,549,235	37,622
Series C	55,263,659	55,263,659	63,597	From	$1.07	to	$1.34	55,263,659	65,039
Series D(2)	57,633,588	57,633,588	99,853	From	$1.78	to	$1.80	57,633,588	103,805

	183,565,242	183,565,242	$206,969					183,565,242	$213,142

(1)

The carrying value reflects the gross proceeds received from the sale of the preferred shares net of issuance costs and the fair value at issuance of preferred shares warrants classified as a liability.

(2)

On January 31, 2022, the Company’s Board of Directors approved an amendment to the Company’s Shareholders’ Agreement to authorize an additional series of preferred shares. The Series D Preferred Shares financing consisted of accredited investors and qualified institutional investors providing an aggregate gross amount of $103.8 million, completed on January 31, 2022.

The relative rights, terms, privileges and restrictions granted to or imposed upon preferred shareholders as of September 30, 2022 are described below:

Common shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, and Series D Preferred Shares have the same voting rights.

When distributing a dividend, each Series D Preferred Share has dividend rights such that each Series D Preferred holder shall first receive, before any other class of share, a dividend on each outstanding Series D Preferred Share in an amount at least equal to the amount of the aggregate declared and unpaid dividends on such Series D Preferred Share. Furthermore, if the Company declares, pays or sets aside a dividend or makes a distribution on shares of any other class or series of equity securities in the Company, the dividend payable or assets to be distributed to the holders of Series D Preferred Shares shall be equal to or greater than the highest dividend or distribution per share paid to the holder of any other class or series of equity security. At the time of and after giving effect to payment of such senior dividend or distribution to the holders of Series D Preferred Shares, if the Company declares any additional dividends or makes any additional distributions to the holders of Series C Preferred Shares, each such holder shall be entitled to a preferred dividend or distribution prior and in preference to the holders of Series B Preferred Shares, Series A Preferred Shares and common shares equal to 5% of the subscription price for such Series

C Shares. All other possible dividends to be paid to the holders of Series C Preferred Shares shall be distributed to such holders based on their pro rata shareholding. Simultaneously with or after the senior dividends or distributions to holders of Series D Preferred Shares and Series C Preferred Shares described above, all possible dividends or distributions of Company assets on shares shall be distributed to the shareholders based on their pro rata shareholding in the Company on an as converted basis.

In any solvent or insolvent liquidation, bankruptcy, dissolution, winding up of the Company or any key subsidiary or a merger, takeover, trade sale, listing of the Company on a recognized stock exchange (other than a qualified IPO or qualified de-SPAC), recapitalization, reorganization, or other type of transaction in which (i) control of the Company or (ii) all or substantially all of its business or assets (including any intellectual property rights) are transferred, otherwise disposed of, leased or exclusively licensed to a third party, the Series D Preferred Shares will have priority over the Series C Preferred Shares in connection with the distribution of the proceeds up to the amount of the original subscription price of the Series D Preferred Shares. The Series C Preferred Shares will in turn have priority over the Series B Preferred Shares up to the amount of the amount of the original subscription price of the Series C Preferred Shares. The Series B Preferred Shares will in turn have priority over the Series A Preferred Shares up to the amount of the amount of the original subscription price of the Series B Preferred Shares. The Series A Preferred Shares will in turn have priority over the common shares up to the amount of the amount of the original subscription price of the Series A Preferred Shares. A “qualified IPO” means a listing of the Company on an internationally recognized stock exchange with net proceeds (or in case of a merger the aggregate value of the shares) of at least $97.5 million and a Company valuation of at least $750 million. A “qualified de-SPAC” means a business combination with Angel Pond Holding Corporation or another special purpose acquisition corporation with securities registered under the Securities Act of 1933, as amended, and listed on the New York Stock Exchange, NASDAQ, or such other internationally recognized exchange.

In case the amount to be distributed to the owners of the Series D Preferred Shares is not sufficient to cover the Series D Preferred Share owners right to prioritized funds, the amount available for distribution will be divided between the owners of Series D Preferred Shares in proportion with the Series D preference amount each owner would otherwise be entitled to receive. In case the amount to be distributed to the owners of the Series C Preferred Shares, after the above-mentioned settlement of the Series D Preferred Share owners prioritized distribution, is not sufficient to cover the Series C Preferred Share owners’ rights to funds, the amount available for distribution will be divided between the owners of Series C Preferred Shares in proportion with the Series C preference amount each owner would otherwise be entitled to receive. In case the amount to be distributed to the owners of the Series B Preferred Shares, after the above-mentioned settlement of the Series C Preferred Share owners prioritized distribution, is not sufficient to cover the Series B Preferred Share owners’ rights to funds, the amount available for distribution will be divided between the owners of Series B Preferred Shares in proportion with the Series B preference amount each owner would otherwise be entitled to receive. In case the amount to be distributed to the owners of the Series A Preferred Shares, after the above-mentioned settlement of the Series B Preferred Share owners prioritized distribution, is not sufficient to cover the Series A Preferred Share owners’ rights to funds, the amount available for distribution will be divided between the owners of Series A Preferred Shares in proportion with the Series A preference amount each owner would otherwise be entitled to receive.

The distribution of funds, after the settlement of the Series D Preferred, Series C Preferred, Series B Preferred and Series A Preferred share owners’ share of the funds in accordance with the above-mentioned procedure, shall be executed evenly between all of the shares regardless of share series, up to an amount of $0.29 per share. If the funds distributed per share would exceed $0.29, the amount of funds distributed to Series D Preferred, Series C Preferred, Series B Preferred and Series A Preferred shares shall cap at $0.29 and the funds remaining after that shall be distributed evenly among all the common shares of the Company.

Each preferred share is convertible at the option of the holder, at any time after the date of issuance, into common shares at an initial conversion rate of one-for-one. The conversion rate is subject to adjustment for antidilution provisions, as defined in the Company’s Shareholders’ Agreement.

Each preferred share will automatically be converted into a common share upon a qualified IPO or a qualified de-SPAC, as defined above. All of the shares in a single preferred share series (A, B, C, or D) will also be automatically converted into common shares on a date agreed to by holders of more than 50% of the shares of the preferred share series in question.

The following table summarizes information related to issuance of the Company’s preferred shares as of September 30, 2021:

Preferred Shares Class	Number of Shares Registered	Shares Issued and Outstanding	Carrying Value(1)	Price per share		Number of Common Shares Equivalent Shares	Liquidation Preference
			(in thousands)			(in thousands)
Series A	10,118,760	10,118,760	$6,668	From $	0.61 to $0.67	10,118,760	$6,676
Series B	60,549,235	60,549,235	36,851	From $	0.56 to $0.71	60,549,235	37,622
Series C	54,675,890	54,675,890	62,707	From $	1.07 to $1.34	54,675,890	64,249

	125,343,885	125,343,885	$106,226			125,343,885	$108,547

(1)

The carrying value reflects the gross proceeds received from the sale of the preferred shares net of issuance costs and the fair value at issuance of preferred shares warrants classified as a liability.

Note 9. Stock-Based Compensation

Stock Options Plans

On December 8, 2017, the Company adopted the Global Share Option Plan 2017 (the “2017 Plan”) and Global Share Option Plan 2017 USA (the “2017 US Plan”) that entitle employees, members of the board as well as advisors to purchase shares in the Company. Under these programs, holders of vested options are entitled to purchase shares at a stated price determined at the grant date. All options are to be settled by the physical delivery of shares. Stock options granted under the 2017 US Plan and the 2017 Plan are incentive stock options to the extent permitted under the U.S. tax laws (“ISOs”) and non-qualified/nonstatutory stock options (“NSOs”), respectively. Options granted under both plans are exercisable over a maximum term of 10 years. Stock option awards under both plans generally vest over a period of four years with 25% vesting on the one year anniversary of the award and the remainder vesting monthly over the next 12 quarters of the grantee’s service to the Company as an employee or an advisor/consultant. During the years ended September 30, 2022 and 2021, 5,647,000 and 11,765,299 options, respectively, were granted under the 2017 Plan and 2017 US Plan.

On July 4, 2022, the Company adopted the 2022 US Plan that entitles employees, members of the board as well as advisors to purchase shares in the Company. Under the program, holders of vested options are entitled to purchase shares at a stated price determined at the grant date. All options are to be settled by the physical delivery of shares. Stock options granted under the 2022 US Plan are ISOs to the extent permitted under U.S. tax laws and NSOs. Options granted under the plan are exercisable over a maximum term of 10 years. Stock options granted under the 2022 US Plan generally vest 25% on the one-year anniversary and the remainder vesting quarterly during the grantee’s service to the Company as an employee or as an advisor/consultant. During the year ended September 30, 2022, 4,406,674 options were granted under the 2022 US Plan.

Stock Options

The following table summarizes stock option activity under the Company’s incentive plans for the periods covered:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life	Aggregated Intrinsic Value
			(in years)	(in thousands)
Options outstanding, September 30, 2021(1)	47,156,876	$0.13
Granted	10,053,674	$0.81
Exercised	(9,657,581)	$0.09
Forfeited	(4,788,705)	$0.48

Options outstanding, September 30, 2022	42,764,264	$0.24	7.69	$26,907

Options Exercisable, September 30, 2022	25,951,862	$0.11	6.81	$19,655

Vested and expected to vest after September 30, 2022	41,954,393	$0.24	7.69	$26,338

(1)	The options outstanding as of September 30, 2021 have been reduced by 1,106,511 options to reflect miscellaneous prior period true up adjustments.

The weighted-average grant-date fair value of options granted during the years ended September 30, 2022 and 2021 was $0.38 and $0.08, respectively. The total intrinsic value of options exercised during the years ended September 30, 2022 and 2021, was $2.1 million and $0.2 million, respectively. The aggregate grant date fair value of stock options vested during each of the years ended September 30, 2022 and 2021, was $0.5 million and $0.4 million, respectively. As of September 30, 2022 and September 30, 2021, there was $2.3 million and $0.7 million of unrecognized stock-based compensation expense related to outstanding stock options granted to employees that is expected to be recognized over a weighted-average period of 1.9 years and 2.3 years, respectively.

Fair Value Valuation Assumptions

The fair value of options granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following input assumptions:

	Year Ended September 30,
	2022				2021
	Range			Weighted Average	Range			Weighted Average
Dividend yield (%)	0%	-	0%	0%	0%	-	0%	0%
Expected volatility (%)	43.21%	-	46.94%	44.87%	40.19%	-	57.16%	41.71%
Risk–free interest rate (%)	1.17%	-	3.27%	2.81%	0.06%	-	1.39%	0.83%
Expected life of stock options (years)	5.00	-	7.02	6.01	0.10	-	7.50	5.98
Fair value of common stock ($)	$0.32	-	$0.87	$0.81	$0.20	-	$0.20	$0.20

Total stock-based compensation expense recognized in the Company’s consolidated statements of operations and comprehensive loss is as follows:

	Year Ended September 30,
	2022	2021

	(in thousands)
Cost of revenue	$143	$13
Research and development expenses	687	187
Sales and marketing expenses	383	81
General and administrative expenses	657	237

Total stock-based compensation expense	$1,870	$518

Note 10. Accrued Expenses

The following represents the components of accrued expenses contained within our consolidated balance sheets as of the end of each period:

	September 30, 2022	September 30, 2021
	(in thousands)
Accrued payroll and payroll related liabilities	$2,904	$2,310
Accrued bonuses	1,208	1,206
Taxes payable	897	1,429
Other accrued expenses	3,893	1,236
Accrued interest	—	593

Total accrued expenses	$8,902	$6,774

Note 11. Leases

The Company leases real estate for use in daily operations. The leases generally have lease terms of 1 to 5 years, some of which include options to terminate or extend leases for up to 1 to 3 years or on a month-to-month basis. The Company includes the options that are reasonably certain to be exercised as part of the determination of lease terms. The Company’s obligations under its leases are secured by the lessor’s title to the leased assets. Generally, the Company is restricted from assigning and subleasing the leased assets. The Company recognizes operating lease costs on a straight-line basis over the term of the agreement, taking into account adjustments for market provisions such as free or escalating base monthly rental payments or deferred payment terms such as rent holidays that defer the commencement date of the required payments. The Company also has certain leases with lease terms of 12 months or less.

The Company cannot readily determine the interest rate implicit in the lease, therefore, it uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest the Company would have to pay to borrow funds on a collateralized basis over a similar term and in a similar economic environment.

Variable operating lease expenses primarily consist of real estate taxes. The components of the Company’s lease costs included in its consolidated statement of operations and comprehensive loss were as follows:

	Year Ended September 30,
	2022	2021

	(in thousands)
Operating lease costs	$653	$715
Short term lease costs	18	31
Variable lease costs	55	20

Total lease cost	$726	$766

	Year Ended September 30,
	2022	2021

	(in thousands)
Research and development	$29	$116
Sales and marketing expenses	3	7
General and administrative expenses	694	643

Total lease cost	$726	$766

The balances of the Company’s operating leases were recorded on the consolidated balance sheet as of the end of each period as follows:

	September 30, 2022	September 30, 2021
	(in thousands)
Operating lease right-of-use assets	$890	$1,645
Operating lease liabilities, current	$496	$658
Operating lease liabilities, net of current	433	1,035

Total operating lease liabilities	$929	$1,693

The following table presents supplemental information related to the Company’s operating leases:

	Year Ended September 30,
	2022	2021

	(in thousands, except weighted- average information)
Cash paid for amounts included in the measurement of operating lease liabilities	$664	$694
Weighted-average remaining lease term (in years)	1.86	2.63
Weighted-average discount rate	3.22%	3.20%

Future minimum lease payments under non-cancelable operating leases on an annual undiscounted cash flow basis as of September 30, 2022 were as follows (in thousands):

Year ended September 30:
2023	$519
2024	421
2025	18

Total minimum payments	$958
Less imputed interest	(29)

Present value of future minimum lease payments	929

Less current obligations under leases	(496)

Non-current lease obligations	$433

Note 12. Commitments and Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business, including without limitation, actions with respect to intellectual property, employment, regulatory, product liability and contractual matters. In connection with these proceedings or matters, the Company regularly assesses the probability and amount (or range) of possible issues based on the developments in these proceedings or matters. A liability is recorded in the accompanying consolidated financial statements if it is determined that it is probable that a loss has been incurred, and that the amount (or range) of the loss can be reasonably estimated. The Company’s management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Note 13. Long-term Debt

The components of debt are as follows:

	September 30, 2022	September 30, 2021

	(in thousands)
Term loan	$14,622	$17,369
Capital loan	—	11,579
R&D loan	122	288

Total	$14,744	$29,236
Less: Current portion	(122)	(11,723)

Long-term debt	$14,622	$17,513

Finnish R&D Loan

On April 1, 2015, the Company entered into a R&D loan agreement with the Finnish State Treasury (“R&D Loan”) in the aggregate amount of €0.5 million for research and development purposes. The loan accrued interest at 1.0% per annum with a maturity date of November 9, 2022. During the years ended September 30, 2022 and 2021, the Company made partial payments on the R&D Loan in the amount of $0.1 million each year.

The Company fully repaid the R&D Loan on the maturity date.

European Investment Bank Loan Facility

On April 7, 2017, EIB and MariaDB entered into a loan facility agreement (the “Facility”), according to which EIB granted a loan facility in an aggregate principal amount not exceeding €25 million for the purpose of financing certain research and development and growth-related expenditures of MariaDB. The Facility granted pursuant to the contract is structured partly as a capital loan of €10 million (“Capital Loan”), and partly as a term loan of €15 million (“Term Loan”).

The Capital Loan was disbursed on April 28, 2017 with the original maturity date of April 28, 2021. No interest was required to be accrued or paid on the Capital Loan under its original terms. On April 26, 2021, the Capital Loan was amended to extend the maturity date to the earlier of (i) December 31, 2021, or (ii) the date falling 15 days after a new equity round and required interest accruing at a rate of 12.0% per annum from April 28, 2021 through maturity. The amendment was accounted for as an extinguishment of debt and the related gain on extinguishment was immaterial.

The Term Loan was disbursed on October 11, 2019 with a maturity date of October 11, 2023. The Term Loan accrues interest between 6.0%—9.5% per annum, depending on the Company’s monthly recurring revenue. The effective interest rate on the Term Loan for the years ended September 30, 2022 and 2021 was 6.0%.

As part of EIB’s remuneration for the Facility, in connection with the Capital Loan tranche, EIB was granted warrants for Series C Preferred Shares. Warrants related to the Capital Loan were accounted for as a liability and effectively represent debt discount. The debt discount was amortized over the original term of the loan using effective interest method. The debt discount was fully amortized as of September 30, 2021.

The agreement contains customary representations, warranties, affirmative and negative covenants, including a financial covenant, events of default and indemnification provisions in favor of the EIB. The agreement includes a financial covenant that requires the Company to (maintain, at all times, a minimum gross profit margin. The negative covenants include restrictions regarding the incurrence of prohibited encumbrance and indebtedness, derivative transactions, certain merger and acquisition transactions, dispositions, change in business, guarantees or payments and other matters, all subject to certain exceptions. As of September 30, 2022, the Company was in compliance with its covenants.

Pursuant to the agreement, obligations owed are guaranteed by the Company’s subsidiary MariaDB USA, Inc.

The schedule of required principal payments remaining on debt outstanding as of September 30, 2022 is as follows:

Year ending September 30,	Principal Payments
(in thousands)
2023	$122
2024	14,622

Total principal payments	$14,744

Shares Issued in Connection with Conversion of Convertible Note and Interest

In December 2021, the Company issued a $5 million principal convertible note (the “Convertible Note”) to an existing investor. The Convertible Note was issued at a 3% discount and accrued interest at 6% per annum. Unless earlier repaid, converted or extended by the investor, outstanding principal and unpaid accrued interest on the Convertible Note was due on October 20, 2023 (“Maturity Date”).

The terms of the Convertible Note stated the Convertible Note would automatically convert into preferred equity units upon the earlier of (i) a preferred equity financing of at least $50 million prior to the completion of a merger, consolidation, or acquisition of substantially all of the assets of the Company that resulted in the existing shareholders owning less than 50% of the Company (“Acquisition”) or ii) preferred equity financing (irrespective of the amount) prior to an Acquisition or repayment of the Convertible Note that was approved by the investor.

On January 31, 2022, the Company completed its Series D Preferred Shares financing, at which time the Convertible Note automatically converted into 2,860,997 Series D Preferred Shares. Upon conversion on the Convertible Note, the Company recorded a $0.1 million loss on debt extinguishment because the fair market value of the shares issued at the conversion date exceeded the carrying value of the principal balance.

Note 14. Income Taxes

The components of loss before income tax expense was as follows:

	Year Ended September 30,
	2022	2021

	(in thousands)
Domestic	$(11,785)	$(17,340)
Foreign	(36,785)	(8,018)

Loss before provision income tax expense	$(48,570)	$(25,358)

The provision for income taxes charged to operations was as follows:

	Year Ended September 30,
	2022	2021

	(in thousands)
Current tax expense
U.S. federal	$—	$—
State and local	13	1
Foreign	68	83

Total current	$81	$84
Deferred tax expense:
U.S. federal	$—	$—
State and local	—	—
Total deferred	—	—

Total income tax expense	$81	$84

A reconciliation of the income tax expense with the expected income tax computed by applying the statutory federal income tax rate to loss before provision for income taxes and a reconciliation of the statutory federal rate and the effective rate was calculated as follows:

	Year Ended September 30,
	2022	2021
Tax computed at federal statutory rate	21.00%	21.00%
State income tax—net of federal benefit	(0.02)%	—%
Foreign rate differential	(16.05)%	(6.97)%
Change in valuation allowance	0.09%	(18.13)%
Stock-based compensation	—%	(0.12)%
Research and development tax credit	—%	8.86%
Other	(0.04)%	(0.35)%
Prior period net operating loss true-up adjustment	0.01%	(4.62)%
Transaction costs	1.58%	—%
Deferred adjustment true up	(6.74)%	—%

Income tax expense	(0.17)%	(0.33)%

The significant components that comprised the Company’s net deferred taxes are as follows:

	As of September 30,
	2022	2021

Deferred tax assets:	(in thousands)
Net operating losses	$64,013	$55,516
Tax credit carryforwards	4,183	8,366
Allowances and reserves	36	62
Deferred revenue	473	673
Depreciation	17	92
Amortization	3,067	3,918
Accrued interest	—	1,428
Accrued payroll	619	508
Right-of-use assets	9	7
Other	29	3
Unrealized gain (loss)	(567)	—
Less: valuation allowance	(71,879)	(70,573)

Total deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income and tax planning strategies in making this assessment. Following this assessment, management believes it is more likely than not that the deferred tax assets will not be realized; accordingly, the Company has recorded a full valuation allowance as of September 30, 2022 and 2021.

The following table presents a rollforward of the valuation allowance for the years ended September 30, 2022 and 2021:

	Year Ended September 30,
	2022	2021

	(in thousands)
Beginning balance	$(70,573)	$(64,065)
Additions	(8,643)	(9,868)
Deductions	7,337	3,360

Ending balance	$(71,879)	$(70,573)

Subsequent to the original issuance of the Company’s financial statements as of and for the year ended September 30, 2021, the Company’s management determined that the table above incorrectly presented the deferred tax asset net operating loss and valuation allowance, including the valuation allowance rollforward. The prior disclosure has been updated. The immaterial correction of this footnote disclosure did not result in a change to or modify any amounts presented in the historical financial statements or require any other disclosure amendments aside from in this footnote.

On the basis of this evaluation, as of September 30, 2022, a valuation allowance of $71.9 million has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as the Company’s projections for growth.

At September 30, 2022 and 2021, the Company had federal net operating loss carryforwards of approximately $184.7 million and $160.3 million, respectively and state net operating loss carryforwards of $141.4 million and $143.4 million, respectively. The federal and state loss carryforwards begin to expire in 2030, unless previously utilized. As of September 30, 2022 and 2021, the Company also had federal research and development tax credit carry-forwards of approximately $2.2 million and $4.5 million, respectively, and state research and development tax credit carry-forwards of approximately $1.9 million and $3.9 million, respectively. The federal research and development tax credits will begin to expire in 2032. The state research and development tax credits have an indefinite life and do not expire. At September 30, 2022 and 2021, the Company had foreign net operating loss carryforwards of approximately $39.7 million and $46.5 million, respectively. The foreign net operating loss carryforward will begin to expire in 2023.

Utilization of the federal and state net operating loss carryforwards may be subject to substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state provisions. These ownership changes may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups.

Any uncertain tax positions would be related to tax years that remain open and subject to examination by the relevant tax authorities. The Company has not accrued for interest or penalties associated with unrecognized tax liabilities. The Company is subject to U.S. federal tax authority examinations and U.S. state tax authority examinations for all years due to the net operating loss carryforwards. The Company files a federal U.S. tax return and several U.S. state income tax returns with varying statues of limitations.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effects of COVID-19. While the CARES Act provides sweeping tax changes in response to the pandemic, some of the more significant provisions which could be expected to impact the Company’s financial statements include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. The Company does not believe that the CARES Act will have a material impact on its financial position, results of operations, or cash flows.

Note 15. Related-Party Transactions

During the year ended September 30, 2022, the Company recorded sales from related parties, which are comprised of several shareholders. The sales to and purchases from related parties are made on terms equivalent to those that prevail in arm’s length transactions. The Company had no accounts receivable from related party shareholders as of September 30, 2022 and $0.4 million as of September 30, 2021 due from one related party shareholder. The Company had related party sales for the years ended September 30, 2022 and 2021 of $0.7 million from one related party shareholder and $2.0 million from three related party shareholders, respectively.

The Company incurred expenses of $0.2 million related to the MariaDB Foundation (discussed below) for the years ended September 30, 2022 and $0.5 million related to the MariaDB Foundation and other expenses incurred in the ordinary course of business for the year ended September 30, 2021.

MariaDB Community Server is built from the MariaDB Open Source Project and proclaimed by the MariaDB Foundation. The Company helped establish the independently run MariaDB Foundation as a steward of the MariaDB Open Source Project to encourage adoption and grow the MariaDB ecosystem. We continue to be a sponsor of the MariaDB Foundation and pay the MariaDB Foundation an agreed upon sponsorship fee.

The Company had no accounts payable to related party shareholders as of September 30, 2022 and 2021.

Outstanding balances are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables or payables.

Note 16. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share attributable to common shareholders for the periods presented:

	Year Ended September 30,
	2022	2021

	(in thousands, except shares and per share data)
Net loss attributable to common shareholders
Basic and diluted	$(48,651)	$(25,442)
Weighted-average shares outstanding used to compute net loss per share attributable to common shareholders
Basic and diluted	58,801,357	50,361,879
Net loss per share attributable to common shareholders
Basic and diluted	$(0.83)	$(0.51)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share for the periods presented because the impact of including them would have been anti-dilutive:

	Year Ended September 30,
	2022	2021

Warrants	4,019,757	9,607,720
Stock options	42,764,264	48,263,387
Convertible preferred shares	183,565,242	125,343,885

Total	230,349,263	183,214,992

Note 17. Geographical Information

The following table sets forth long-lived assets, which primarily include property and equipment, net, and operating lease right-of-use assets by geographic location:

	As of September 30,
	2022	2021
United States	$1,303	$1,876
Bulgaria	123	317
Finland	131	355
Other counties	41	23

Total long-lived assets	$1,598	$2,571

Note 18. Accumulated Other Comprehensive Income (Loss)

The following summarizes Accumulated other comprehensive income (loss) for the years ended September 30, 2022 and 2021:

	Foreign Currency Translation	Net Unrealized Gain on Securities	Accumulated Other Comprehensive Income (Loss)
Balance at September 30, 2020	$(8,131)	$—	$(8,131)
Other comprehensive income (loss)	654	—	654
Balance at September 30, 2021	$(7,477)	$—	$(7,477)
Other comprehensive income (loss)	(4,005)	2,177	(1,828)

Balance at September 30, 2022	$(11,482)	$2,177	$(9,305)

Note 19. Subsequent Events

The Company has evaluated subsequent events through December 22, 2022, the date the financial statements were available to be issued, noting the following items that would impact the accounting for events or transactions in the current period or require additional disclosure.

As described in Note 7, the holders of 2020 Series C Warrants were given the opportunity to exercise their warrants to subscribe to Series C Preferred Shares on a one-for-one basis in connection with the Business Combination and any warrants not exercised prior to the completion of the Business Combination would be canceled. In October and November 2022, certain warrant holders exercised 2,365,078 warrants at an exercise price of €1.1859 per share in exchange for 2,365,078 Series C Preferred Shares, providing the Company with gross proceeds of €2.8 million. In connection with the closing of the Business Combination, which occurred on December 16, 2022, the remaining 493,065 warrants were canceled.

On November 30, 2022, the Company entered into an agreement with EIB to repurchase the remaining 326,429 2017 Series C Warrants at a determined settlement price of €1.19 per option, to be cash settled within ten business days of the closing of the Business Combination.

On December 16, 2022, the transactions contemplated by the Merger Agreement were consummated. In connection with the Business Combination, Mangomill plc. changed its name to “MariaDB plc.” Beginning on December 19, 2022, the Company’s shares began trading on the New York Stock Exchange (NYSE).

Effective as of the closing of the Business Combination, the Company modified its share-based compensation plans to convert each stock option issued and outstanding under a MariaDB Corporation Ab option plan into a stock option of the Combined Company to purchase that number of the Combined Company’s ordinary shares based on the Exchange Ratio, with an adjusted per share exercise price also based on the Exchange Ratio. Additionally effective as of the closing of the Business Combination, the Company modified its share-based compensation plans to convert the exercise prices of outstanding options denominated in Euros to U.S. dollar equivalents based on the European Central Bank FX reference rate published on December 16, 2022. Management is currently evaluating the accounting impacts of this modification to its financial statements for the first quarter of the year ending September 30, 2023.